August 12, 2011

Mr. Todd Slater
1 Blackstone Place
Bronx NY 10471

Dear Todd:

This letter sets forth the terms and condition of the agreement (the “Agreement”) between Xcel Brands, Inc. ("Xcel”) and Todd Slater ("TS" and collectively with Xcel, the “Parties”) regarding TS contacting potential third party licensees or distributors (each, a “Potential Licensee” and collectively, the “Potential Licensees”) and introducing them to Xcel for purposes of Xcel entering into a License Agreement (as defined below) with a Potential Licensee:

1.
Contacting Potential Licensees.  During the Term (as defined below) TS may contact Potential Licensees and introduce them to Xcel, provided that TS has requested and obtained Xcel’s approval to do same, as follows:

(a.)
Request Notice.  Once TS has identified a Potential Licensee, TS shall send a written notice to Xcel (in the form attached hereto as Exhibit A) (the “Request Notice”) setting forth the name and address of the Potential Licensee and a description of the product categories sought to be sold by the Potential Licensee. If, after receiving such Request Notice, Xcel desires TS to formally pursue discussions with the Potential Licensee for the purpose of having Xcel enter into a License Agreement or Distribution Agreement with the Potential Licensee, then Xcel shall countersign and return the Request Notice to TS within five (5) days of Xcel’s receipt of the Request Notice. If such Request Notice is not countersigned and returned to TS within such five (5) day period, then TS shall not have the right to engage in discussions with the Potential Licensee on behalf of Xcel.  If such Request Notice is countersigned and returned to TS within such five (5) day period, then TS shall have the right to engage in such discussions for a period not to exceed three (3) months from the date of the Request Notice.

(b.)
Initial Meeting.  If, after receiving a countersigned Request Notice from Xcel, TS arranges a meeting (the “Initial Meeting”) (which Initial Meeting shall be subject to Xcel’s advance written consent, which consent Xcel may withhold in its sole discretion) between representative(s) of Potential Licensee and Xcel, then such Potential Licensee shall be deemed a “TS Contact” hereunder. The Initial Meeting may take place in person or via telephone conference call.

5 PENN PLAZA, 23RD FLOOR • NEW YORK, NEW YORK • 10001
PHONE: 646.330.5161 • INFO@XCELBRANDS.COM

October 5, 2011

2.
Commissions.  Following the Initial Meeting, if any, Xcel may, in its sole discretion, enter into a License Agreement or Distribution Agreement with the TS Contact. If, during the Term  (or after the Term as provided below), Xcel enters into a License Agreement or Distribution Agreement with the TS Contact then, and only in such event, shall Xcel pay a commission to TS (the “Commission”), as follows:

(a.)
License Agreement.  For a License Agreement, TS shall be entitled to receive a Commission equal to fifteen (15%) percent of all Net Royalties (as defined below) actually received by Xcel during the first term of such License Agreement. For purposes hereof, “License Agreement” means a contract between Xcel and a TS Contact which grants to the TS Contact a license to use Xcel’s trademarks, tradedress, logos, or other brand identifying information  associated with the name “ISAAC MIZRAHI” (collectively, the “Trademarks”) in connection with the marketing, distribution and sale of merchandise (i) manufactured by the TS Contact (or its approved subcontractors) and (ii) displaying (or otherwise incorporating) the Trademark(s), all in exchange for agreed upon compensation, typically a royalty based on sales of such merchandise. For the purposes hereof, “Net Royalties” means the royalty payments actually received by Xcel from the TS Contact under the License Agreement (excluding any advertising royalties and any taxes, foreign or domestic, withheld from or added to any royalties paid to Xcel) less any fees, costs and/or expenses (including attorneys’ fees) incurred by Xcel in connection with the enforcement by Xcel of its rights to receive royalties under the License Agreement.

(b.)
Payment.  Commissions shall be payable within thirty (30) days of Xcel’s receipt of Net Royalties or Net Sales, as the case may be, from a TS Contact. Xcel shall provide TS with a copy of any License Agreement or Distribution Agreement entered into by Xcel hereunder. Xcel shall not be obligated to reimburse TS for any of TS’s out-of-pocket costs or expenses hereunder without Xcel’s prior written consent, which consent Xcel may grant or withhold in its sole discretion. Other than Commissions, if any, TS shall not be entitled to receive any other compensation from Xcel for its services hereunder.

3.
Term.  This term of this Agreement shall commence as of the date hereof and continue in effect for a period of one (1) year, unless terminated earlier as provided below (the “Term”).  Either Xcel or TS may terminate this Agreement for any reason effective immediately upon written notice thereof to the other (a “Termination”).

4.
Post-Term Commissions.  If, within a period of one (1) year from the expiration date or Termination of this Agreement, Xcel shall enter into a License Agreement or Distribution Agreement with a TS Contact (who was introduced to Xcel by TS during the Term in accordance with this Agreement), then Xcel shall pay a Commission to TS for the first term of such agreement in the same manner as any License Agreement or Distribution Agreement, as the case may be, entered into by Xcel during the Term hereof.

October 5, 2011

5.
Confidentiality.  In connection with a License Agreement or Distribution Agreement, or otherwise, TS acknowledges that it may be exposed to or receive Confidential Information of Xcel. All such Confidential Information shall remain strictly confidential, and shall not (whether during or after the Term) be used by TS or disclosed by TS to any third party without Xcel’s prior written consent, which consent shall not be unreasonably withheld by Xcel if such use or disclosure is necessary for TS to render its services hereunder. For purposes hereof, “Confidential Information” means any information, trade secrets, materials, documents (including the terms of this Agreement), communications and data, whether oral or written,  relating to or arising from the business activities, plans and/or affairs of Xcel, including, but not limited to, information relating to Xcel’s existing and contemplated: products or services; customer lists and other customer data; supplier lists and other supplier data; sales, costs and other financial data; marketing concepts and plans; pricing and billing information; and any other information regarding Xcel that is or should be reasonably understood to be confidential or proprietary. However, Confidential Information shall not include information that is or has become publicly known through no fault or wrongdoing by TS.

TS acknowledges that any breach by TS of the above confidentiality provisions will cause irreparable injury to Xcel, and, therefore, in addition to any other remedies available to Xcel, Xcel shall have the right to obtain injunctive relief against the continuation by TS of any breach of such provisions, and a decree for specific performance of the terms of this Agreement. Xcel shall not be required to show actual damage or post any bond or undertaking as a precondition to such relief.

6.
Authority.  Nothing herein shall be deemed to create any partnership, joint venture, employer-employee relationship, or principal-agent relationship between the parties.  TS is an independent contractor and shall be solely responsible for all taxes, withholdings, and other similar statutory obligations.  TS shall have no authority hereunder or otherwise to enter into any agreement or commitment on behalf of Xcel, including, but not limited to, any License Agreement or Distribution Agreement. TS acknowledges that it does not have any proprietary rights in and to the Trademarks and it will not hold itself out as having any such rights or any other rights or powers inconsistent with the provisions of this Agreement.

7.
Assignment.  Neither this Agreement nor the rights granted to TS hereunder may be assigned, sub-licensed, or transferred in whole or in part by TS. Assignments in violation of the foregoing shall be null and void.

8.
Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties, and terminates and supersedes any and all prior agreements, arrangements and understandings (both oral and written) between the parties concerning the subject matter hereof.

October 5, 2011

9.
Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of law.  Any claim or controversy arising out of or related to this Agreement shall be submitted to the Federal, State or Civil courts sitting in New York County, New York, which courts shall have exclusive jurisdiction and venue.  Each party hereby consents to the personal jurisdiction of those courts in any such action or proceeding.

If the foregoing accurately reflects our understanding and agreement, please sign where indicated below and return one copy of this letter to me for our records.

Very truly yours,

/s/ Robert W. D’Loren
Robert W. D’Loren
Chairman, CEO

AGREED TO AND ACCEPTED:

By:/s/ Todd Slater
Todd Slater

October 5, 2011

EXHIBIT A (Request Notice)

Mr. Robert D’Loren
XCEL BRANDS, INC.
5 Penn Plaza
Suite 2335
New York, NY 10001

Re:  Notification of Potential Licensee

Dear Bob:

We refer to our letter agreement, dated as of August 12, 2011 (the “Agreement”). We are notifying you that we would like to introduce you to:

___________________________________________ (fill in name and address)

for purposes of discussing a potential [license agreement] [distribution agreement] for the following product(s): _________________________

Please acknowledge that you wish for me to pursue this contact by signing where indicated below and returning one copy of this letter to me for our records.

Sincerely yours,

Date	By:
Todd Slater

Acknowledged and Agreed to
This  _____ day of ________, 2011

XCEL BRANDS, INC.

By: ______________________
Name:
Title: